UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐         Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting material Pursuant to §240.14a-12

Masimo Corporation

(Name of Registrant as Specified In Its Charter)

POLITAN CAPITAL MANAGEMENT LP
POLITAN CAPITAL MANAGEMENT GP LLC
POLITAN CAPITAL PARTNERS GP LLC
POLITAN CAPITAL NY LLC
POLITAN INTERMEDIATE LTD.
POLITAN CAPITAL PARTNERS MASTER FUND LP
POLITAN CAPITAL PARTNERS LP
POLITAN CAPITAL OFFSHORE PARTNERS LP
QUENTIN KOFFEY
MATTHEW HALL
AARON KAPITO
WILLIAM JELLISON

DARLENE SOLOMON

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On the evening of September 5, 2024, Politan Capital Management LP, together with its affiliates, issued the following press release:

Politan Provides Update on Why Masimo Shareholders Should Support Urgently Needed Board Change at Company’s 2024 AGM

Sends Letter to Shareholders Reiterating Why Voting for Both Politan’s “Highly Credible and Capable” Nominees Is Essential in Order to Safeguard Shareholder Value and Realize Masimo’s Potential

Highlights Key Facts Brought to Light During Discovery Process and Remains Confident That Masimo’s Frivolous Legal Claims and Efforts to Reject Politan’s Nomination Notice Will Be Defeated

Shareholders Can Vote for Politan’s Independent Nominees, Darlene Solomon and William Jellison, on the WHITE Card and Can Visit www.AdvanceMasimo.com for Further Information

NEW YORK – September 5, 2024 – Politan Capital Management (together with its affiliates, “Politan”), an 8.9% shareholder of Masimo Corporation (“Masimo” or the “Company”) (NASDAQ: MASI), today sent a letter to Masimo’s shareholders providing an update on the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”) and reiterating why a majority of truly independent directors are urgently needed in the Masimo boardroom. In the letter, Politan also discusses the current status of the litigation process – including new key facts that have been brought to light during discovery.

Masimo’s Annual Meeting is currently scheduled for September 19, 2024. Additional information – including on how to vote – can be found on www.AdvanceMasimo.com.

The full text of the letter is below:

Dear Fellow Masimo Shareholders,

Politan owns 9% of Masimo – an approximately $600 million investment that makes us one of the Company’s largest shareholders. For more than two years, we have been working to bring genuine independence and oversight to Masimo’s boardroom so the Company can realize its vast potential for shareholders, employees and patients.

We previously laid out the detailed case in our June 26 letter and investor presentation for why a majority of independent directors are urgently needed at Masimo in order to halt the pattern of broken governance, underperformance and entrenchment that has been allowed to continually recur over the past decade. The developments that have transpired since then have reinforced beyond any doubt that this change at Masimo is needed now. This can only be achieved by electing both of our unquestionably independent and ideally qualified nominees – Darlene Solomon, former Chief Technology Officer of Agilent, and Bill Jellison, former Chief Financial Officer of Stryker – to Masimo’s Board of Directors.

In July, only nine days before shareholders were scheduled to vote at Masimo’s Annual Meeting, Joe Kiani and the Board delayed the AGM by two months – resulting in a meeting date inconsistent with Delaware law and in violation of the Company’s own bylaws. This maneuver to deny shareholders a timely election came immediately after both proxy advisory firms strongly supported Politan and our nominees.

In its “lopsided” report in support of Politan’s nominees, Institutional Shareholder Services, Inc. (ISS) stated:i

•	“Moreover, like last year, Kiani and his cohort have adopted defensive rhetoric that reflects disregard for shareholders. In summary, they have continued their established pattern of presenting arguments that they apparently think will resonate with the investor base, but that crumble under basic scrutiny.”

•	“…[S]hareholders have no reason to believe that management can be trusted to structure a pivotal transaction (to separate Masimo’s consumer business) on their behalf without the safeguard of further board independence. Thus, change is not only warranted on the basis of fundamental corporate governance failings, but is absolutely necessary to ensure that the separation does not compromise shareholder value.”

•	“[Masimo] has a corporate governance track record that is firmly among the most troubling of any modern public company.”

•	“…Kiani has demonstrated that he has no regard for public shareholders. He has been at the center of so many corporate governance scandals and abuses that no credible argument exists to the contrary.”

Similarly, in an analysis described as “scathing” in its criticism of Masimo and which offered full support for Politan’s nominees, Glass, Lewis & Co. wrote:ii

•	“…[T]here remains a wealth of evidence to suggest operational and strategic execution, shareholder value and fundamentally sound corporate governance continue to take a back seat to the espoused preferences of Mr. Kiani, who continues to run roughshod over a largely self-selected board seemingly disinterested in basic accountability and effective oversight.”

•	“…[W]e ultimately find both Mr. Jellison and Dr. Solomon to be highly credible and capable candidates bringing appropriate industry expertise, potentially critical M&A/IP knowledge and reasonable public board experience (including relevant committee service). We believe there is suitable cause to conclude these nominees will act independently and that neither candidate is beholden to the interests of Politan or Quentin Koffey.”

Concurrent with delaying the Annual Meeting, Masimo filed a meritless lawsuit against Politan in California federal court seeking to block our nominations. Over the past month, we have been working to clear this final obstacle and demonstrate that the suit is frivolous. Notably, information that has come to light during the discovery process has served to both confirm and heighten many of the concerns we have previously raised, as well as reveal the extent to which Masimo and Mr. Kiani consistently have made serious claims for which there is no factual support. Key examples include:

•	Discovery has shown Masimo’s central accusation is false, based on “quadruple hearsay,”iii and their “witnesses” do not even exist: The Company initially alleged – including in press releases and communication with the media – that Mr. Koffey was conspiring with the Wolf Haldenstein law firm to assist in litigation against Masimo. During the course of discovery, it has been revealed that there was no credible evidence to support this charge. In fact, Masimo and its affiliates made this defamatory claim even though the Company, its lawyers, the opposition research/PR firm they retained and the private investigator they hired, did not know the identity of the confidential witnesses who were the basis for the accusation. That is because these witnesses do not exist. The Company is now seeking to paint Politan’s use of standard “expert network” firms, like AlphaSights, for investment due diligence as a nefarious act – an equally desperate claim that once again lacks any factual basis.

•	Definitive evidence exists regarding Mr. Kiani’s role in RTW’s empty voting scheme: Masimo has denied any knowledge of the plan carried out by Mr. Kiani’s friends at RTW to manipulate the outcome of the election by voting shares in which RTW had no economic interest. Notably, Glass Lewis wrote in its report that if additional evidence emerged demonstrating Masimo was aware, it would be a “highly inappropriate manipulation of the shareholder franchise and a severe indictment of Masimo's credibility and corporate governance.”

The discovery process revealed multiple texts and calls, as well as communications on encrypted applications like WhatsApp, between Mr. Kiani and the executives at RTW in charge of voting the firm’s Masimo position. The communications show Mr. Kiani and his advisors not only knew about RTW artificially inflating its vote totals to ~10% through empty voting, but also knew how much this would lower the corresponding level of votable shares for the investor RTW borrowed stock from – who would not have been aware of RTW’s intentions. Most concerningly, it appears based on recent vote reports that RTW and Masimo are pursuing this empty voting strategy again in advance of the September 19 meeting in connection with the new record date. We anticipate that Masimo will continue to mislead shareholders by denying knowledge of the empty voting scheme and misrepresenting communications by Politan’s advisors discussing how quickly we moved to alert the Board after becoming aware of the scheme. Any denial by Mr. Kiani and his advisors ignores the clear documentary evidence. Politan is taking the appropriate next steps with the Delaware Chancery Court and with regulators.

•	The Board’s claim that Mr. Kiani’s desired separation is good for shareholders has now been thoroughly refuted by a blue-chip, independent financial advisor: The highly respected investment bank Centerview Partners was hired to advise the Special Committee tasked with evaluating a separation of Masimo’s consumer business. In a declaration submitted in support of Politan’s brief, Centerview states that it advised the directors on the committee that the separation of IP proposed by Mr. Kiani would create a “negative valuation overhang,” and that if a separation were to proceed on such terms, it would “decrease value for Masimo shareholders.”

•	The Board’s threats of disruption are not credible: Last week, Masimo made its latest claim that if the Company loses the shareholder vote, Mr. Kiani would leave and the result would be significant disruption to the business – most notably in the form of departing employees. In truth, Mr. Kiani does not run the day-to-day healthcare business, was already planning to transition out of the CEO role, and Politan has laid out a detailed plan that would minimize any disruption. Further, it became evident during discovery that Masimo’s sweeping claims of employee support for Mr. Kiani are inaccurate, given that following a May Town Hall with engineering staff, the head of engineering communicated that the meeting did not “resonate well with people” and that the engineering employees “have lost trust in what [Kiani] says.”

•	Masimo’s shifting narratives are crumbling: This campaign is not a matter of “he said, she said.” Instead, as more information surfaces through the legal process and more third-party experts lend their voices to help assess the practices in Masimo’s boardroom, it has been made clear that the “defensive rhetoric” Mr. Kiani and his team rely on is hollow. For example, in an affidavit David Larcker, one of the foremost corporate governance experts in the country, corroborates that Mr. Koffey and Ms. Brennan were denied basic information necessary for sitting directors to perform their duties, including that Masimo never fulfilled these directors’ most basic requests to see an actual budget. Further, discovery has confirmed the lack of independent oversight on Masimo’s Board, with directors simply not informed of material risks such as SEC and DOJ investigations into the Company’s conduct.

It is unfortunate that Masimo’s shareholders have had to deal with Masimo’s delays and attempts to block a fair vote from occurring. It appears there is no limit to what Mr. Kiani will have Masimo say, do or spend to preserve his absolute control. These challenges have only further underscored the urgent need for change in Masimo’s boardroom. At the same time, it has also become clearer that the chance to fix these oversight issues is why the opportunity for value creation is so immense. With true independence and accountability in the boardroom, Masimo can be refocused as a growth business targeting 8-10% revenue growth and 35+% EBIT margins (while targeting R&D spending levels above Mr. Kiani’s own projections), and in the process unlock $10+ billion of shareholder value over time.

Currently, a hearing on the California litigation is set for September 9. While we expect to prevail there, we are sure that no matter what the judge’s ruling, you will hear Masimo spin it into some attack on Politan. We encourage you to continue to ignore these distractions and focus on the opportunity at Masimo. In the meantime, we will continue to keep you updated between now and the Annual Meeting.

Sincerely,

Quentin Koffey

Politan Capital Management

Biographies of Politan’s Nominees

Dr. Darlene Solomon is a scientist by training who recently completed a 39-year career at Agilent Technologies, Inc. At Agilent, she served in numerous leadership roles – including as Chief Technology Officer and Senior Vice President under three successive CEOs – and helped define the company’s technology strategy and R&D priorities.

As part of Agilent’s corporate transformation toward becoming a market-leading life sciences and diagnostics company, Darlene helped oversee three different separations of Agilent, Avago and Keysight. As a result, she brings critical expertise that would inform the appropriate division of Masimo’s IP in a separation of its Consumer Business, as well as the understanding of how best to lead and retain technical talent while executing forward-looking business growth.

Darlene is an independent director on the boards of Materion Corporation (NYSE: MTRN), where she is a past member of the Audit and Risk Committee and currently on the Compensation Committee and the Nominating, Governance, and Corporate Responsibility Committee, and of Novanta, Inc. (Nasdaq: NOVT), where she is a member of the Compensation Committee. Darlene is also a member of the National Academy of Engineering and serves on multiple academic and government advisory boards focused on science, technology, and innovation. Darlene holds a BS from Stanford University and a Ph.D. from MIT.

William “Bill” Jellison is a veteran medical technology executive and finance expert with decades of relevant experience, including as the former Chief Financial Officer of Stryker Corporation. Bill would bring extensive medical technology and financial oversight expertise. He would also be a natural fit to chair the Masimo Board’s Audit Committee, which has not been chaired by a director with any audit committee or even public company board experience in nearly five years. Bill presided over billions of dollars of M&A transactions during his tenure as Chief Financial Officer and would bring significant experience to the evaluation of a separation transaction at Masimo.

While at Stryker, Bill also oversaw all areas of international finance, including accounting, planning and analysis, SEC reporting, acquisition valuations, internal audit, tax and treasury activity. Prior to this, Bill spent 15 years at Dentsply International in a number of leadership positions, including Chief Financial Officer and as a Senior Vice President with full P&L responsibilities for some of Dentsply’s operating divisions in the U.S., Europe and Asia.

Bill is an independent director on the boards of Avient Corporation (NYSE: AVNT) where he is chair of the Audit Committee and a member of the Environmental, Health and Safety Committee, and of Anika Therapeutics (Nasdaq: ANIK), where he serves on the Capital Allocation Committee. He holds a BA from Hope College in Holland, Michigan.

***

Your vote is important, no matter how many shares of Common Stock you own. We urge you to sign, date, and return the enclosed WHITE universal proxy card today to vote FOR the election of the Politan Nominees and in accordance with the Politan Parties’ recommendations on the other proposals on the agenda for the 2024 Annual Meeting.

If you have any questions, require assistance in voting your

WHITE universal proxy card or voting instruction form,

or need additional copies of Politan’s proxy materials,

please contact D.F. King using the contact information provided here:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Stockholders call toll-free: (888) 628-8208

Banks and Brokers call: (212) 269-5550

By Email: MASI@dfking.com

i Gordon Haskett, July 16, 2024.

ii CNBC, July 12, 2024.

iii Bloomberg Law, August 30, 2024.

On September 6, 2024, Politan updated its website, www.AdvanceMasimo.com (the “Site”), in connection with the solicitation of stockholders of Masimo. Copies of the materials posted to the Site are filed herewith.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if any of the underlying assumptions of Politan Capital Management LP (“Politan”) or any of the other participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Politan that the future plans, estimates or expectations contemplated will ever be achieved.

Certain statements and information included herein may have been sourced from third parties. Politan does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

Politan disclaims any obligation to update the information herein or to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such information, projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Politan and the other Participants (as defined below) have filed a definitive proxy statement and accompanying WHITE universal proxy card or voting instruction form with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual stockholders meeting (the “2024 Annual Meeting”) of Masimo Corporation, a Delaware corporation (“Masimo”). Shortly after filing its definitive proxy statement with the SEC, Politan furnished the definitive proxy statement and accompanying WHITE universal proxy card or voting instruction form to some or all of the stockholders entitled to vote at the 2024 Annual Meeting.

The participants in the proxy solicitation are Politan, Politan Capital Management GP LLC (“Politan Management”), Politan Capital Partners GP LLC (“Politan GP”), Politan Capital NY LLC (the “Record Stockholder”), Politan Intermediate Ltd., Politan Capital Partners Master Fund LP (“Politan Master Fund”), Politan Capital Partners LP (“Politan LP”), Politan Capital Offshore Partners LP (“Politan Offshore” and, collectively with Politan Master Fund and Politan LP, the “Politan Funds”), Quentin Koffey, Matthew Hall, Aaron Kapito (all of the foregoing persons, collectively, the “Politan Parties”), William Jellison and Darlene Solomon (such individuals, collectively with the Politan Parties, the “Participants”).

As of the date hereof, the Politan Parties in this solicitation collectively own an aggregate of 4,713,518 shares (the “Politan Group Shares”) of common stock, par value $0.001 per share, of Masimo (the “Common Stock”). Mr. Koffey may be deemed to own an aggregate of 4,714,746 shares of Common Stock (the “Koffey Shares”), which consists of 1,228 restricted stock units that vested on June 26, 2024 as well as the Politan Group Shares. Politan, as the investment adviser to the Politan Funds, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Politan Group Shares, and, therefore, Politan may be deemed to be the beneficial owner of all of the Politan Group Shares. The Record Stockholder is the direct and record owner of 1,000 shares of Common Stock that comprise part of the Politan Group Shares. Both the Politan Group Shares and the Koffey Shares represent approximately 8.9% of the outstanding shares of Common Stock based on 53,478,694 shares of Common Stock outstanding as of August 12, 2024, as reported in Masimo’s revised definitive proxy statement filed on August 15, 2024. As the general partner of Politan, Politan Management may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Group Shares and, therefore, Politan Management may be deemed to be the beneficial owner of all of the Politan Group Shares. As the general partner of the Politan Funds, Politan GP may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) all of the Politan Group Shares, and therefore Politan GP may be deemed to be the beneficial owner of all of the Politan Group Shares. Mr. Koffey, including by virtue of his position as the Managing Partner and Chief Investment Officer of Politan and as the Managing Member of Politan Management and Politan GP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Koffey Shares.

IMPORTANT INFORMATION AND WHERE TO FIND IT

POLITAN STRONGLY ADVISES ALL STOCKHOLDERS OF MASIMO TO READ ITS DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS FILED BY POLITAN WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS ARE ALSO AVAILABLE ON THE SEC WEBSITE, FREE OF CHARGE, OR BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC., 48 WALL STREET, 22ND FLOOR, NEW YORK, NEW YORK 10005 STOCKHOLDERS CAN CALL TOLL-FREE: (888) 628-8208.

Investor Contact

D.F. King & Co., Inc.

Edward McCarthy

emccarthy@dfking.com

Media Contacts

Dan Zacchei / Joe Germani

Longacre Square Partners

dzacchei@longacresquare.com / jgermani@longacresquare.com